SUBSCRIPTION RECEIPT AGREEMENT SUPPLEMENT

THIS AGREEMENT is made as of the ● day of June, 2017 between Scythian Biosciences Inc., a company incorporated under the federal laws of Canada (the “Company”), Kitrinor Metals Inc., a company incorporated under the laws of the Province of Ontario (“Kitrinor”), TSX Trust Company, a trust company continued under the laws of Canada (“TSXT”) and Clarus Securities Inc. (“Clarus”).

RECITALS:

A.	The Company, Kitrinor, TSXT and Clarus are parties to a subscription receipt agreement dated March 13, 2017 (the “Subscription Receipt Agreement”), providing for, among other things, the issue and sale of up to 35,000,000 Subscription Receipts at a price of $0.40 per Subscription Receipt for aggregate gross proceeds of up to $14,000,000.

B.	The Subscription Receipt Agreement provides at Section 5.2(b)(ix)(A) that the Company will not consolidate its Common Shares other than as contemplated by the Merger on a 4:1 basis.

C.	Kitrinor and the Company have revised the terms of the Merger, including the Merger Agreement, such that the Company intends to complete the Consolidation of its Common Shares on an 80:1 basis in order to facilitate the proposed listing of the Resulting Issuer Shares on the NASDAQ.

D.	The Subscription Receipt Agreement provides at Section 8.1(e) that the parties to the Subscription Receipt Agreement may execute a supplement to the agreement in order to make provisions of the Subscription Receipt Agreement not inconsistent, as may be necessary or desirable with respect to matters or questions arising thereunder, provided that such provisions are not, in the opinion of the Receipt Agent based upon the advice of Counsel, prejudicial to the interests of the Receiptholders;

E.	In order that the terms of the Subscription Receipt Agreement not be inconsistent with the terms of the Merger, the parties wish to enter into this Subscription Receipt Agreement Supplement to reflect the proposed Consolidation on an 80:1 basis (the “Supplement”).

F.	TSXT, as Receipt Agent under the Subscription Receipt Agreement, has determined that, on the basis of an Officer’s Certificate of the Company, the Supplement is not prejudicial to the interests of the Receiptholders as it represents an economically equivalent result to the Receiptholders.

G.	In order to give effect to the foregoing, the Company, Kitrinor, TSXT and Clarus have entered into this Agreement to provide for the amendment described in the previous recital.

NOW THEREFORE the parties agree as follows:

Section 1	Defined Terms

Capitalized terms used in this Agreement, including in the recitals hereof, and not otherwise defined herein shall have the respective meanings specified in the Subscription Receipt Agreement.

Section 2	Amendment to Subscription Receipt Agreement

The Subscription Receipt Agreement shall be amended by:

1)	deleting the words “one (1) Resulting Issuer Share” in the third line of recital (3) and replacing them with “0.05 Resulting Issuer Shares”;

2)	deleting the words “one (1) Resulting Issuer Share” in the fifth line of recital 5(b) and replacing them with “0.05 Resulting Issuer Shares”;

3)	deleting the definition of “Consolidation” in Section 1.1 and replacing it with the following:

“Consolidation” means the consolidation of the Company’s Common Shares on a 80:1 basis;

4)	deleting the words “one (1) Resulting Issuer Share” in the third line of the definition of “Issuance Right” and replacing them with “0.05 Resulting Issuer Shares”;

5)	adding a definition in Section 1.1 as follows:

“Kitrinor Consolidation” means the consolidation of Kitrinor’s common shares on a 20:1 basis;

6)	deleting the definition of “Merger Agreement” in Section 1.1 and replacing it with the following:

“Merger Agreement” means the agreement to be entered into between the Company, Kitrinor and Subco providing for the Merger, the Consolidation and the Kitrinor Consolidation;

7)	deleting the words “one (1) Resulting Issuer Share” in the second and third lines of Section 2.12(a) and replacing them with “0.05 Resulting Issuer Shares”;

8)	adding the following sentence to the end of Section 3.4:

To the extent any person is entitled to receive a fractional Resulting Issuer Share, such fraction shall be rounded down to the closest whole number of Resulting Issuer Shares.

9)	deleting Section 5.2(a)(vi) and replacing it with the following:

it shall use its reasonable commercial efforts to complete the Merger, including the Consolidation and the Kitrinor Consolidation, on or before the Termination Date and as soon as practicable after completion of the Merger, it shall cause each Receiptholder to be entered on the register of Shareholders pursuant to Section 3.2(b) hereof;

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10)	deleting Section 5.2(a)(x)(C) and replacing it with the following:

undertake: (1) any reorganization of Kitrinor or any consolidation (other than the Kitrinor Consolidation) amalgamation, arrangement, merger or other form of business combination of Kitrinor with or into any other person or other entity other than a direct or indirect wholly-owned Subsidiary of Kitrinor; or (2) any sale, lease, exchange or transfer of the undertaking or assets of Kitrinor as an entirety or substantially as an entirety to any other person or entity other than a direct or indirect wholly-owned Subsidiary of Kitrinor or a liquidation, dissolution or winding-up of Kitrinor, provided, however, that nothing shall prevent Kitrinor from undertaking any intra-group reorganization of its corporate structure, business, operations or assets which may include, without limitation, the transfer of assets to, and the assumption of liabilities by, a Subsidiary of Kitrinor or a partnership of which Kitrinor holds the majority of partnership interests, corporate continuance of any Subsidiary of Kitrinor, corporate amalgamations of Kitrinor and any Subsidiary of Kitrinor, dissolution of a Subsidiary of Kitrinor or a partnership of which Kitrinor holds the majority of partnership interests, redemption of shares by a Subsidiary of Kitrinor, capitalization of a Subsidiary of Kitrinor either by way of a loan or equity, and such other intra-group transactions as Kitrinor or any Subsidiary of Kitrinor may consider to be necessary or in its best interests; and

Section 3	Confirmation

From and following the date hereof, each reference in the Subscription Receipt Agreement to “this Agreement” and each reference to the Subscription Receipt Agreement in any and all other agreements, documents and instruments delivered by any of the parties or any other person, pursuant to the Subscription Receipt Agreement shall mean and be a reference to the Subscription Receipt Agreement as supplemented by this Agreement. Except as otherwise expressly amended hereby, the Subscription Receipt Agreement shall remain in full force and effect in accordance with its terms and this Agreement and the Subscription Receipt Agreement shall be read as one and the same instrument.

Section 4	No Waiver

The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, constitute a waiver of condition or provision (whether or not similar) of the Subscription Receipt Agreement nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 5	Governing Law

This Agreement is governed by, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in Ontario.

Section 6	Counterparts

This Agreement may be executed by the parties in one or more counterparts, and may be executed and delivered by PDF copy via email and all such counterparts shall be deemed to be an original all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF this Agreement has been executed and delivered by the parties hereto effective as of the date first above written.

SCYTHIAN BIOSCIENCES INC.

By:
Authorized Signing Officer

KITRINOR METALS INC.

By:
Authorized Signing Officer

TSX TRUST COMPANY

By:
Authorized Signing Officer

By:
Authorized Signing Officer

CLARUS SECURITIES INC.

By:
Authorized Signing Officer